Exhibit 10.16

EXECUTION VERSION

Venus Concept Canada Corp.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Domenic Serafino (“Executive”) and the “Company (together referred to herein as the “Parties”), effective as of January 1, 2016 (the “Effective Date”).

1. Employment.

(a) General. The Company currently employs Executive as a full-time employee of the Company, and desires to continue to employ Executive effective as of the Effective Date in the position set forth in this Section 1. and upon the other terms and conditions herein provided.

(b) Position and Duties. Executive shall have the title of Chairman and Chief Executive Officer of the Company, and shall report to the Board of Directors. Executive shall also serve in such other capacity or capacities as the Company may from time to time prescribe. As a Company employee, Executive will continue to be expected to comply with Company policies.

(c) Location. Executive shall perform services for the Company from the Company’s offices located at 255 Consumers Rd. in Toronto, Canada or, with the Company’s consent, at any other place in connection with the fulfillment of Executive’s role with the Company; provided, however•, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

(d) Exclusivity. It is the Company’s understanding that there is not any other agreement with a prior employer that would restrict Executive from performing the duties of Executive’s position with the Company and Executive represents that such is the case. Moreover, Executive agrees that, during Executive’s employment with the Company, Executive will not engage in any other employment, occupation, consulting or other business activity directly related to a business involved in the development, manufacturing and/or marketing of noninvasive. minimally invasive aesthetic technologies and other support marketing services or products specific to the business of the Company during Executive’s employment (a “Competing Business”), nor will Executive engage in any other activities that materially conflict with Executive’s obligations to the Company.

2. Compensation and Related Matters.

(a) Base Salary. Executive’s annual base salary (as may be increased from time to time, the “Base Salary”) will be USD S500,000, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices. At the beginning of each calendar year, the Executive shall have the option to elect to be compensated for the forthcoming year in US dollars as per the terms of this warder, or in an equivalent amount payable in local currency, based on the exchange rate at the date of the election.. The Board of Directors shall review Executive’s Base Salary periodically and any increase to Executive’s Base Salary, if any, will be made solely at the discretion of the Board of Directors.

(b) Bonus. Executive will continue to be eligible to receive a discretionary annual performance bonus, with a target achievement: of Seventy five percent (75%) of Executive’s then Base Salary (the “Annual Bonus”). Any Annual Bonus amount payable shall be based on the achievement of performance goals to be established by the Company and its Board of Directors after consultation with Executive at the start of each fiscal year. The Board of Directors shall review Executive’s Annual Bonus periodically. Any Annual Bonus earned by Executive pursuant to this section shall be paid to Executive, less authorized deductions and required withholding obligations, within two and a half months following the end of the fiscal year to which the bonus relates.

(c) Equity Awards. Beyond what has already been allocated to the Executive to date, the Executive shall be eligible to receive grants of equity awards at the Company’s sole discretion post completion of the Company’s initial public offering as part of its Evergreen program.

(d) Vacation; Benefits. Executive shall be entitled to four (4) weeks paid time-off and such other benefits in accordance with Company policy for similarly situated senior management of the Company.

(e) Business Expenses. The Company shall continue to reimburse Executive for all reasonable business expenses incurred in the conduct of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies. In addition, the Company shall continue to reimburse or directly pay the costs incurred by Executive for any reasonable travel expenses and reasonable accommodations. The expenses referred in this Section 2(e) shall be paid directly by the Company or reimbursed upon Executive’s submission of vouchers and an expense report in such form as may be required by the Company consistent with the Company’s policies in. place from time-to-time. The Executive will be entitled to travel lowest fare business class for any trips greater than 5 hours in length. The Executive wilt also be entitled to receive $1,000 per month car allowance.

(f) Indemnification. The Company and Executive shall continue to be bound by that certain Indemnification Agreement entered into between Executive and the Company. In addition, the Company agrees to continue to maintain Directors and Officers Liability Insurance providing a level of protection of no less than 55,000.000 for so long as Executive serves as a director and/or officer of the Company.

3. Changes to Terms of Employment, Executive’s job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, are subject to change by the Company with prospective effect, with or without notice, at any time, except as prohibited by law.

4. Obligations upon Termination of Employment.

(a) Executive’s Obligations. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (“PDA”) devices, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates. In addition, Executive shall continue to be subject to the Confidential Information Agreement. The representations and warranties contained herein and Executive’s obligations under Subsection 4(a) and the Confidential Information Agreement (the terms of which are incorporated herein) shall survive the termination of Executive’s employment and the termination of this Agreement.

(b) Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date of termination of Executive’s employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Base Salary earned through Executive’s date of termination of employment not theretofore paid, (ii) any expenses owed to Executive under Section 2(e) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(d) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee retains, benefit plans, programs or arrangements under Section 2(d) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(c) Covered Termination Other Than During a Change in Control Period. If Executive experiences a Covered Termination at any time other than during a Change in Control Period, and if Executive executes a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

(i) Pay in Lieu of Notice. Executive shall be entitled to receive pay in lieu of notice of termination in an amount equal to Executive’s then-existing annual Base Salary in effect as of Executive’s termination date, less applicable withholdings. and payable in a cash lump sum on the first regular payroll date following the date of Executive’s Release of Claims becomes effective. Additionally, the Executive will receive one (I times Executive’s target Annual Bonus assuming achievement of performance goals at target, as in effect as of Executive’s termination date. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release of Claims becomes effective.

(ii) Benefits Continuation. The Company shall continue Executive’s participation in group benefits plans sponsored by the Company, subject to the terms and conditions of such plans, for the period commencing on the date of’ termination of Executive’s employment through the earlier of (A) the last day of the twelfth (12th) full calendar month following the date of termination of Executive’s employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for coverage under another employer’s plan(s). Executive shall notify the Company immediately it’ Executive becomes covered by a group plan of a subsequent employer.

(d) Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, and if Executive executes a Release of Claims, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

(i) Pay in Lieu of Notice. Executive shall be entitled to receive pay in lieu of notice of termination in an amount equal to the sum of (A) two (2) times Executive’s then-existing annual Base Salary plus (B) one and one half (1 1/2) times Executive’s target Annual Bonus assuming achievement of performance goals at target, as in effect as of Executive’s termination date. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release of Claims becomes effective.

(ii) Equity Awards. Each outstanding equity award, including, without limitation. each stock option and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each ease, with respect to one hundred percent (100%) of the then-unvested shares subject to such outstanding award effective as of immediately prior to such the date of termination of Executive’s employment.

(iii) Benefits Continuation. The Company shall continue Executive’s participation in group benefits plans sponsored by the Company, subject to the terms and conditions of such plans, for the period commencing on the date of termination of Executive’s employment through the earlier of (A) the last day of the twelfth (12th) full calendar month following the date of termination of Executive’s employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group plan of a subsequent employer.

(e) Termination for Cause. The Company may terminate the Executive’s employment at any time. for Cause, without notice or any payment in lieu thereof, and upon payment of the accrued obligations payable under Section 4(b) above, shall have no further obligations to the Executive.

(f) Non-Compete, Non-Solicitation. While employed with the Company and i) in the case of resignation or Covered Termination Other Than During a Change in Control Period, for a period of twelve (12) months after the last day of Executive’s employment with the Company, and ii) in the case of Covered Termination During a Change in Control Period or Termination for Cause for a period of twenty four (24) months after the last day of Executive’s employment with the Company, the Executive will not directly or indirectly participate or assist in selling, attempting to sell or planning to sell, or become employed by any entity which sells or plans to sell, any Products / Services related to invasive, minimally invasive or non-invasive aesthetic devices or products in any jurisdiction in which the Company, has engaged in efforts to market its goods or services within the ninety (90) days period immediately preceding the last day of the Executive’s employment with the Company.

Executive further agrees that, during the Executive’s employment with the Company and i) in the case of resignation or Covered Termination Other Than During a Change in Control Period, for a period of twelve (12) months after the last day of Executive’s employment with the Company, and ii) in the case of Covered Termination During a Change in Control Period or Termination for Cause for a period of twenty four (24) months after the last day of Executive’s employment with the Company, he shall not, directly or indirectly: (i) solicit. induce, entice or attempt to entice any employee or contractor of the Company who was an employee or contractor of the Company within the twelve (12) months preceding the date of termination of the Executive’s employment, to terminate his or her employment, contractual, or other relationship with the Company; (ii) solicit or accept any business for any product sold, manufactured, imported, licensed or distributed by the Company (as of the date of termination of the Executive’s employment) from any person, firm or corporation that was a customer of the Company within the twelve (12) months preceding the date of termination; and (iii) solicit, induce, entice or attempt to entice any customer or supplier of the Company that was a customer or supplier of the Company within the twelve (12) months preceding the date of termination of the Executive’s employment, to terminate its business relationship with the Company.

(g) Full and Final Satisfaction• No Other Obligations. The payments and benefits provided under this Section 4 shall be inclusive of all of Executive’s statutory entitlements to notice or pay in lieu thereof and severance pay, if any, and will be provided to Executive in full and final satisfaction of his entitlements to notice, pay in lieu of notice, severance, and any other payments or benefits arising from Executive’s employment and termination thereof, pursuant to contract, tort, statute, common law, or otherwise. The provisions of this Section 4 shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without any prior agreement and any severance plan/policy of the Company.

(h) No Requirement to Mitigate: Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any• Party.

(i) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

5. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel of the Company.

7. Miscellaneous Provisions.

(a) Confidentiality Agreement. As a condition of Executive’s employment with the Company, Executive shall continue to abide by the Confidential Information Agreement between Executive and the Company also dated January 1, 2016.

(b) Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, provincial, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. If Executive is indebted to the Company on the date of his or her termination of employment, the Company reserves the right to offset any payments in lieu of notice under this Agreement by the amount of such indebtedness.

(c) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including, without limitation, any severance plan of the Company and the Prior Agreement. Executive agrees and acknowledges that this Agreement supersedes and replaces in its entirety the Prior Agreement.

(e) Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Executive and an authorized member of the Company.

(f) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Ontario, and the laws of Canada applicable therein.

(g) Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal, and such unenforceable, invalid or illegal provision shall be deemed severed from this Agreement and the remaining terms shall continue in full force and effect.

(h) Interpretation: Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with. Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(i) Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

8. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Company.. The “Company” means Venus Concept Ltd., which conducts business in Canada through its 100% owned subsidiary, Venus Concept Canada Corp. Venus Concept Ltd. has authorized Venus Concept Canada Corp. to enter this agreement on its behalf.

(b) Board. The “Board” means the Company’s board of directors.

(c) Cause. “Cause” means (i) theft or falsification of any employment or Company records committed. by Executive that is not trivial in nature; (ii) malicious or willful, reckless disclosure by Executive of the Company’s confidential or proprietary information; (iii) commission by Executive of any immoral or illegal act or any cross or willful misconduct, where a majority of the non-employee members of the Board reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Board to entrust Executive with important matters or otherwise work effectively with Executive, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; and/or (iv) the willful failure or refusal by Executive to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after Executive’s receipt of reasonable notice in writing of such failure or refusal and an opportunity of not less than thirty (30) days to correct the problem. Anything herein to the contrary notwithstanding, no act, or failure to act, on Executive’s part shall be considered “willful” unless it is done, or omitted. to be done, by Executive without a good faith belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company.

(d) Change in Control “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13(d)(3) under the Securities Exchange Act of 1934, as amended) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions.

(A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 8(c)(iii)(B) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

A transaction shall not constitute a Change in Control if its sole purpose is to change the province of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(e) Change in Control Period. “Change in Control Period” means the period of time commencing three (3) months prior to a Change in Control and ending twelve (12) months following the Change in Control.

(f) Covered Termination. “Covered Termination” shall mean the termination of Executive’s employment by the Company other than for Cause or termination by Executive for Good Reason.

(g) Good Reason. “Good Reason” means Executive’s right to resign from employment with the Company after providing written notice to the Company within sixty (60) days after one or more of the following events occurs without Executive’s consent provided such event remains uncured thirty (30) days after Executive delivers to the Company of written notice thereof (i) a material reduction in Executive’s authority, duties and responsibilities as Chief Executive Officer, including a material reduction of authority, duties and responsibilities which results from Executive no longer serving as an officer of the Company; (ii) a material reduction by the Company in Executive’s Base Salary in effect immediately prior to such reduction; or (iii) the failure of any entity that acquires all or substantially all of the assets of the Company in a Change in Control to assume the Company’s obligations under this Agreement.

Signature Page to Employment Agreement

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Employee:		Venus Concept Canada Corporation:

Signature:	/s/ Domenic Serafino	Signature:	/s/ Fritz LaPorte

Name:	Domenic Serafino	Name:	Fritz LaPorte

Date:	December 22, 2015	Title: Fritz LaPorte, On behalf of the board of directors of Venus
Concept Ltd.

Date: December 22, 2015